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                                                                   EXHIBIT 10.33


May 13, 1998


Mr. Robert P. Restrepo, Jr.
6 Kenmore Road
Bloomfield, CT 06002

Dear Bob:

I am pleased to amend our earlier offer of employment to join Allmerica Financial as President of Allmerica Property and Casualty Companies, Inc. The terms of your employment are as follows:

1. Your annual salary, payable bi-weekly, will be $425,000. Your first performance review date will be 1/1/99 at which time you will be considered for a further salary increase and grant of stock within our Long Term Stock Program. You will also receive an allowance for ground transportation of up to $25,000 per year.

2. You will receive a one time sign-on bonus of $250,000 concurrent with your date of hire.

3. You will be a participant in the 1998 Annual Incentive Compensation Program, with an award target of 75% and 150% as a maximum award of your annualized base salary. You will be guaranteed a 50% award for the 1998 program which amounts to $212,500, with potential for more as generated by the corporate formula applying your target and maximum award potential. We anticipate utilizing the same basic formula for 1999 utilizing our 1999 financial objectives as criteria to measure our accomplishments.
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Mr. Robert P. Restrepo, Jr.
May 13, 1998
Page 2


4. You will be a participant in the Long Term Stock Incentive Plan as indicated below, which includes consideration of the economic value you would relinquish concurrent with your joining Allmerica Financial and your participation as an executive in the 1998 AFC stock programs:

     a. Receive a 6,000 share grant of restricted stock, concurrent with your employment, with a three year "cliff" vesting requirement,

     b. Receive a 10,000 grant of restricted stock, concurrent with your employment, with a three year "cliff" vesting requirement, with the understanding that you would purchase an equal number of shares in the open market and hold them for the same three year period. We have made arrangements for the Operating Committee members to secure a personal loan to help meet this requirement if requested, and

     c. Receive a grant of 50,000 stock options, concurrent with your employment. These options would include the maximum limitation of incentive stock options with the balance being non-qualified stock options, each to utilize a five year, 20%, graded, vesting schedule, with ten years from date of grant to exercise once vested. All options are subject to the provisions of the Stock Option Plan.

5. In the event that Jack O'Brien ceases to be President and CEO, for whatever reason, within three years of your commencing employment with the Company, it is agreed that you have, for any reason, the option within 90 days of his leaving, to terminate your employment, and you would be eligible to receive the following payments:

     a. You would receive a payment equal to your annualized base salary, projected average annualized incentive compensation and the premium cost of your medical benefits for a period of 12 months,
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Mr. Robert P. Restrepo, Jr.
May 13, 1998
Page 3


     b. You would be entitled to have your 6,000 grant of restricted shares and your 10,000 matched restricted stock converted into a cash payment determined in the following manner:

               Your 16,000 shares of restricted stock would vest on a monthly basis, 1/36 per month, ("Your Vested Amount"). Your Vested Amount would be multiplied at a rate of $65.00 per share. For example at the end of 13 months, you would be vested in 5,778 shares (13/36 of 16,000). That sum would be multiplied by $65.00 resulting in a cash payment of $375,570,

     c. Your 50,000 grant of options would be fully vested concurrent with your termination from the Company,

     d. In the event you receive all payments pursuant to paragraph 5, you agree to execute a mutually acceptable severance agreement with the Company.

6. You would become a category 2 participant in the Company's Change of Control program. If you receive benefits under this plan, you would not be entitled to receive the benefits set forth in paragraph 5 above.

7. While we understand that you do not plan to move your residence at this time, you will be eligible for our executive relocation package, should you ultimately find it appropriate to move closer to the company. In the event you decide to move to the greater Worcester area within the first five years of employment, in addition to the executive relocation program, the Company would reimburse you for any losses that you incur equal to one half of your out of pocket losses you incur on the sale of your home. Your original purchase price plus the recent renovation of $200,000, less the then current market value shall determine the amount of your loss, if any.
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Mr. Robert P. Restrepo, Jr.
May 13, 1998
Page 4


8. You will be eligible to participate in Allmerica Financial's benefit programs (including but not limited to Group Medical, Life, Dental, Short and Long Term Disability, 401(k) Match Plan and Cash Balance Plan), in accordance with the eligibility and entrance date requirements for each plan.

9.   You will be eligible to earn four (4) weeks vacation annually.

10. You would be eligible to join a country club or other club of your choosing at the expense of Allmerica Financial, such expense to be imputed to you as income.

As we discussed this morning, Brooks is proceeding to conduct the normal referencing with individuals provided by you which we hope to have completed by Wednesday, May 13, 1998. We remain very excited about your joining the Allmerica team and look forward to your formal acceptance of our offer. Please do not hesitate to call me at (508) 855-2524 if you have any questions.

Sincerely,



Bruce C. Anderson